Exhibit 10.6

February 2, 2024

PERSONAL AND CONFIDENTIAL

Edward C. Coppola
c/o Scott F. Ellis, Esq.
Scott.Ellis@gtlaw.com

Re:    Retirement Agreement

Dear Ed:
This letter agreement (this “Agreement”) is entered into between you and The Macerich Company (the “Company”). Under the terms of this Agreement, you will resign as President of the Company, effective on February 29, 2024, and thereafter receive certain payments and benefits in connection with your resignation as President and retirement from the Company. The Company’s offer of this Agreement replaces its proposal of an agreement in a letter to you dated January 22, 2024 (the “Original Proposal”). Specifically, in exchange for the mutual promises in this Agreement, you and the Company hereby agree as follows:
1.Resignation and Retirement from Employment
(a)    Submission of Resignation and Retirement Notice. You agree that if you have not done so before then, you shall, no later than February 21, 2024, sign and submit to the Chairman of the Company’s Board of Directors (the “Board”) a notice in the form of the enclosed “Resignation and Retirement of Edward C. Coppola” (the “Retirement Notice”), pursuant to which you shall resign as President of the Company, from your employment with the Company and from all other capacities in which you serve the Company or any affiliates, effective on February 29, 2024 (the “Retirement Date”), except that, as provided in the Retirement Notice, you shall not be resigning from your position as a member of the Board.
(b)    Continued Salary and Benefits to Retirement Date. To the extent that any salary remains due to you for the period through the Retirement Date, the Company shall pay such remaining salary. You acknowledge that as of the Company’s most recent payroll payment of salary to you, you were fully paid for all salary then due to you. To the extent that you have rights under any Company “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement
                401 Wilshire Boulevard, Suite 700
            Santa Monica, CA 90401-1452
            P: 310.394.6000 /
            www.macerich.com / NYSE: MAC

Income Security Act) based upon your employment to and including the Retirement Date, including without limitation post-employment group health plan continuation rights under the law known as COBRA, nothing in this Agreement shall be considered to limit any such employee benefit plan rights.
(c)    Equity Rights. The Company acknowledges that you are entitled to equity in the Company subject to the terms of grants to you, which are summarized as of January 8, 2024 in the enclosed document entitled “Ed Coppola OP Units/LTIP Units/RSU History As of January 8, 2024” (the “Equity Summary”). All such grants are subject to the terms of the applicable grant documents and equity plans (“Equity Rights”).
2.Annual Incentive Bonus
You were given a target annual incentive bonus opportunity of 200% of your annual base salary with respect to 2023, subject to the possibility that an actual annual incentive bonus payment could range from 0% to 200% of the target level. Notwithstanding that the Company does not have a practice of making annual incentive bonus payments to executives who are not employed on the date of payment, the Company shall pay you an annual incentive bonus payment with respect to 2023 based on a target level of 200% of your final annual base salary rate of $800,000 on or about the date when it makes annual incentive bonus payments with respect to 2023 generally to actively employed executive officers at the Company. In determining such annual incentive bonus payment, 75% of the payment shall be based on the determination by the Compensation Committee of the Board (the “Compensation Committee”) based on the Company’s established scorecard of financial and strategic objectives against which performance is to be evaluated to determine annual incentive bonus payment amounts. The remaining 25%, consisting of the individual performance component, will be paid based on an achievement level of 200%. For the avoidance of doubt, based on the agreed 200% target level and the agreed 200% achievement level with respect to the individual performance component, the individual performance component shall equal $800,000, and your full gross total of your annual incentive bonus payment with respect to 2023 shall not be less than $2,000,000. Without limiting by implication the applicability of Section 13(a) of this Agreement to other provisions of this Agreement, the Company’s payment obligation pursuant to Section 2 is subject to such Section 13(a).
3.Supplemental Payment
No later than February 29, 2024, the Company shall pay you a lump sum amount equal to the total of 36 months of payments of post-employment group health plan continuation premiums at your current types and levels of coverage based on the current COBRA premium rates. For the avoidance of doubt, such payment shall be subject to deductions and withholdings applicable to Form W-2 income.

4.Administrative Support
(a)    Family Office Subsidy. For each calendar month from February 2024 to December 2024, the Company shall issue a payment to you of $5,000, based on the understanding that you shall use the net amount of such payments to defray costs of administrative support for your family office.
(b)    Administrative Assistant Support. The Company shall assign your current administrative assistant, Sharon Murdock, to provide administrative support exclusively for you, commencing immediately following the Retirement Date. The Company shall continue Ms. Murdock’s employment in such capacity, including her current pay and benefits (subject to any generally applicable benefit plan changes), until June 30, 2025; provided that (i) Ms. Murdock does not resign from employment; (ii) the Company does not terminate Ms. Murdock’s employment for Cause; and (iii) you choose to continue to utilize her services. For purposes of this Agreement, “Cause” means making statements or engaging in other actions that denigrate the Company or otherwise are contrary to its interests, including without limitation accessing or disclosing Company confidential information without authorization by the Company; provided that Cause shall not include actions by Ms. Murdock that you would be permitted to undertake in accordance with the first sentence of Section 12.
(c)    Office and Technology Transition Support. During the period from the Effective Date to August 31, 2024, the Company shall provide you with access to technology support at reasonable times to give you reasonable assistance to transition your remote information technology systems access to remote access for your family office and/or other noncompetitive business purposes.
5.Equity Rights
To the extent that any agreement with respect to Equity Rights provides you with an opportunity to receive accelerated vesting that is conditioned on your agreement to a customary release of claims and/or a covenant not to solicit employees (the “Acceleration Conditions”), you shall be entitled to such accelerated vesting upon the Retirement Date. For the purpose of obtaining enhanced vesting terms to the extent applicable under any agreement concerning Equity Rights, the termination of your employment shall be considered to be a “Retirement.”
6.Covenant Not to Solicit Employees
You agree that for the period until the two (2) year anniversary of the Retirement Date, you shall not employ, attempt to employ, recruit or otherwise solicit, induce or influence any person, other than Sharon Murdock, to leave employment with the Company.

7.Vacating of Office; Return of Property
No later than the Retirement Date, you shall (i) remove all of your personal property from the Company’s Dallas, Texas office that you have been utilizing (the “Office”); and (ii) return to the Company all Company property, including, without limitation, computer equipment and any documents (including electronic documents as well as hard copies) containing nonpublic information concerning the Company, its business or its business relationships. The Company understands that the desk, the attached return and the bookshelf in the Office are your personal property and therefore you may remove and retain them. To the extent that there is other furniture in the Office that you can demonstrate, to the Company’s reasonable satisfaction, is your personal property, you may remove such other furniture as well. The Company shall reimburse you for up to $5,000 in moving expenses for your removal and local transportation of any and all furniture in the Office that is your personal property. You also commit to deleting and finally purging any duplicates of files or documents that may contain nonpublic Company information from any computer or other device that remains your property after the Retirement Date. Notwithstanding the foregoing, you shall continue to have access to the Diligent Boards application for so long as you remain a member of the Board; provided that you shall not retain any documents or duplicates thereof to which you have access through Diligent Boards following the end of your Board service.
8.Confidential Information
(a)    General. You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; improvements and other intellectual property; trade secrets; marketing or sales information or plans; business contact lists; and business plans, prospects and opportunities. Subject to Section 12 below, you agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company. For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(b)    Public Communications. You and the Company agree not to make any public announcements in respect of this Agreement or the provisions herein or otherwise communicate with any news media in respect to this Agreement or the provisions herein without the prior written consent of the other party to this Agreement, other than to the extent that the Company reasonably determines that it is required to do so to comply with regulatory disclosure requirements and other legal obligations, including without limitation by making disclosures to comply with Securities and Exchange Commission (“SEC”) regulations and by responding to shareholder inquiries. Notwithstanding anything in the foregoing to the contrary, (i) the Company reserves the right to make a public filing of this Agreement with the SEC; and (ii) the Company reserves the right to issue a press release with statements concerning you that are substantially consistent with those in the draft of such release provided to you on February 1, 2024.
9.Non-Disparagement
Subject to Section 12 below, you agree not to make any disparaging statements concerning the Company or any of its affiliates or concerning the products, services or current or former officers, directors, major shareholders, employees or agents of the Company or any of its affiliates. You represent that during the period since this Agreement was proposed to you, you have not made any such disparaging statements.
10.Future Cooperation
You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel; provided that you shall not be required to travel to perform such obligations. The Company may require that you perform such Cooperation Services through a virtual meeting application (e.g., Zoom or Teams) or by telephone. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with professional commitments that you may have. In addition, for all time that you reasonably expend in providing Cooperation Services requested by the Company, the Company shall compensate you at the rate of $1,200 per hour; provided that your right to such compensation shall not apply to time spent in activities that are or could be compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.
11.Release of Claims
In consideration for, among other terms, the Company’s promise to pay the annual incentive bonus payment pursuant to Section 2, your entitlement to which would otherwise be disputed, and the payments and support pursuant to Sections 3 and 4, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Released Parties”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Released Parties. This release includes, without limitation, your release of all Claims:
•relating to your employment by and retirement from employment with the Company;
•of wrongful discharge or violation of public policy;
•of breach of contract;
•of defamation or other torts;
•of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act or Chapter 21 of the Texas Labor Code);
•under any other federal or state statute (including, without limitation, Claims under the Family and Medical Leave Act, the California Labor Code, the California Constitution, the California Family Rights Act or the Texas Anti-Retaliation Act);
•for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, to the fullest extent that such Claims may be released under state law; and
•for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement, any agreement preserved pursuant to this Agreement or any employee benefit plan.

You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” You hereby waive any rights you may have under the foregoing statute and under any other statute or common law principles of similar effect.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Released Parties with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

12.Protected Disclosures and Other Protected Actions
Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or code limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the SEC; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but this does not apply to (and the Company shall not attempt in any way to limit) any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
13.Other Provisions
(a)Termination of Payment Obligation. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right not to pay the amounts otherwise due pursuant to Sections 2, 3 and 4. If any such amount has been paid, you shall return such amount to the Company. Such non-payment or return of payment in the event of your breach shall not affect your continuing obligations under this Agreement. In the event that the Company determines to withhold any payment or to claim entitlement to return of any payment due to your breach of this Agreement, the Company shall give you notice of the basis for its contention that you have breached this Agreement and, if such breach is curable, the opportunity to cure it over a period of at least fourteen (14) days. If such breach is curable and is cured during such period, any withheld payment otherwise due shall then be paid.
(b)Attorneys’ Fees. The Company shall directly pay your attorney’s fees that you incur in connection with the negotiation of this Agreement, up to a maximum of $25,000, promptly after receipt of an invoice and a completed Form W-9 from your legal counsel.
(c)Tax Treatment. Any payments made by the Company pursuant to this Agreement shall be net of any tax or other amounts that the Company reasonably determines to be required to be withheld by the Company under applicable law. Any payments made by the Company pursuant to this Agreement shall be subject to any tax or other reporting that the Company reasonably determines to be required under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
(d)Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(e)Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by an arbitrator or a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(f)Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(g)Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Dallas, Texas in accordance with its Comprehensive Arbitration Rules & Procedures as then in effect. This section shall be specifically enforceable. Notwithstanding the foregoing, this section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this section.
(h)Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of Texas, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.
(i)Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, except the 2021 LTIP Unit Award Agreement (Service-Based), the 2021 LTIP Unit Award Agreement (Performance-Based), the 2022 Stock Unit Award Agreement (Service-

Based), the 2022 Stock Unit Award Agreement (Performance-Based), the 2023 Stock Unit Award Agreement (Service-Based), the 2023 Stock Unit Award Agreement (Performance-Based), any other Equity Rights and any other obligations specifically preserved in this Agreement.
(j)Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You also acknowledge that the Company offered you the Original Proposal on January 22, 2024 and gave you the opportunity to consider the Original Proposal for twenty-one (21) days from your receipt of it, i.e., to and including February 12, 2024 (the “Consideration Period”), before signing it. You agree that the offer of this Agreement does not restart a new twenty-one (21) day period to consider this Agreement or otherwise affect the February 12, 2024 end date of the Consideration Period. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Ann C. Menard (Ann.Menard@macerich.com) on or before February 12, 2024. If you sign this Agreement before February 12, 2024, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement until February 12, 2024. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Ms. Menard, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. Provided that you have not revoked this Agreement, this Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
(k)Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.
[Signature Page Follows]

Please accept this Agreement by signing and returning to Ms. Menard the original or a PDF copy of this letter within the time period set forth above.
Sincerely,
THE MACERICH COMPANY

By:     /s/ Ann C. Menard                February 3, 2024
    Ann C. Menard                Date
    Senior Executive Vice President,
    Chief Legal Officer and Secretary

Enclosures (Retirement Notice; Equity Summary)
You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Edward C. Coppola                February 3, 2024
Edward C. Coppola                    Date